UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 5, 2013

WIRECO WORLDGROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	333-174896	27-0061302
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 NW Ambassador Drive, Kansas City, MO 64163
(Address of principal executive offices and zip code)

(816) 270-4700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On March 5, 2013, WireCo WorldGroup Inc. (the “Company”) reorganized its financial, accounting, reporting and treasury functions.  Effective immediately, J. Keith McKinnish, formerly the Company’s Senior Vice President and Chief Financial Officer, will move into a new role as the Senior Vice President of Global Financial Strategy.

In his new role, Mr. McKinnish will be responsible for the tax and legal departments’ day to day management and strategic direction.  In addition, Mr. McKinnish will continue to be responsible for our risk management.  Mr. McKinnish will continue to be an active member of the Audit Committee and will remain an active participant in all board related activities.

(c)   As of March 5, 2013, Brian G. Block will step into a new role as Senior Vice President of Finance.  Mr. Block will serve as the principal financial officer of the Company.  In his new role with the Company, Mr. Block will oversee all corporate reporting and financial analysis including financing and mergers and acquisitions, standard cost management, treasury, domestic and foreign accounting, and all of the statutory reporting requirements.

Mr. Block, age 35, joined the company in July 2010, first as Vice President of Strategic Analysis, and has served as Senior Vice President of Strategic Analysis since September 2012 where he has been responsible for executing the Company’s financing and mergers and acquisitions transactions.  Mr. Block also served on the Board of Directors of the Company for three years prior to his employment with the Company. Mr. Block has 14 years of investment experience.  Prior to joining the Company, he was a Director at Paine & Partners (previously Fox Paine & Company), a private equity firm with approximately $3 Billion under management, for 8 years.  During his tenure, Mr. Block was an active member of multiple Boards of Directors and held a financial operating position at ACMI Corporation, a portfolio company of Fox Paine & Company.  Prior to working at Paine & Partners, Mr. Block was an Associate at CIBC World Markets in the leveraged finance group.  Mr. Block is a graduate of Tulane University’s A.B. Freeman School of Business where he received a B.S. in Management in 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WireCo WorldGroup Inc.

Date: March 11, 2013	By:	/s/ Brian G. Block
Brian G. Block,
Senior Vice President of Finance